Exhibit 1.2

EXECUTION VERSION

29,000,000 Shares

GULFPORT ENERGY CORPORATION

Common Stock

UNDERWRITING AGREEMENT

December 15, 2016

CREDIT SUISSE SECURITIES (USA) LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

as Representatives (the “Representatives”) of the Several Underwriters,

        c/o Credit Suisse Securities (USA) LLC

                Eleven Madison Avenue,

                        New York, N.Y. 10010-3629

Dear Sirs:

1. Introductory. Gulfport Energy Corporation, a Delaware corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters 29,000,000 shares of its common stock, par value $0.01 per share (“Securities”) (such 29,000,000 shares of the Securities being hereinafter referred to as the “Firm Securities”). The Company also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 4,350,000 additional shares of its Securities (such 4,350,000 shares of the Securities being hereinafter referred to as the “Optional Securities”) as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-215078), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment or supplement thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 7:15 P.M. (New York time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act and any document incorporated by reference therein.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the NASDAQ Stock Market LLC (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed, and will conform, in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

The documents incorporated by reference in the Registration Statement and the General Disclosure Package, when they were filed or became effective with the Commission conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations thereunder and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement or the General Disclosure Package, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)), made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered

Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (x) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated December 15, 2016 (the “Preliminary Prospectus Supplement”), including the base prospectus, dated December 14, 2016 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the

Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or supplemented or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate or other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not result, individually or in the aggregate, in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(h) Reserved.

(i) Subsidiaries. Each subsidiary of the Company has been duly formed and is existing and in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding equity interests in each subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable and all of the limited liability company interests in each subsidiary of the Company that is a limited liability company have been duly authorized and validly issued in accordance with the limited liability company agreement of such subsidiary and are fully paid (to the extent required under such subsidiary’s limited liability company agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act; and, in each case, except as otherwise disclosed in the General Disclosure Package with respect to the pledge thereof in connection with the Company’s revolving credit facility, equity interests in each subsidiary of the Company are owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects.

(j) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the Registration Statement and the General Disclosure Package, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(k) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(l) No Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5 hereof.

(m) Listing. The Offered Securities have been approved for listing on The NASDAQ Global Select Market, subject to notice of issuance.

(n) Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained or made, or as may be required under state securities laws or by the Financial Industry Regulatory Authority (“FINRA”) or with respect to the listing of the Offered Securities by the Company on The NASDAQ Global Select Market, which shall have occurred by the Closing Date, except for the notification of the increase in the number of outstanding Securities required to be filed with The NASDAQ Global Select Market.

(o) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter, bylaws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect or that would not materially and adversely affect the ability of the Company to perform its obligations under this Agreement; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(p) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter, bylaws or other organizational documents, or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that, individually or in the aggregate, would not result in a Material Adverse Effect.

(q) Title to Property. Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have (i) defensible title to all their interests in the oil and gas properties described in the General Disclosure Package as being owned or leased by them, title investigations having been carried out by the Company in accordance with customary practice in the oil and gas industry and (ii) good and marketable title to all other real property, all other properties and assets described in the General Disclosure Package as owned by them, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other title defects, except for those arising under the Company’s revolving credit facility as described in the General Disclosure Package and such as do not adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company and its subsidiaries and that, in each case, would not result in a Material Adverse Effect. Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 under Item 2. Properties, incorporated by reference in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property that is material to them under valid and enforceable leases; the terms and provisions of such leases do not materially interfere with the use made or to be made of such real or personal property by the Company and its subsidiaries.

(r) Reserve Report Data. The oil and gas reserve estimates of each of the Company and Vitruvian contained or incorporated by reference into the General Disclosure Package have been prepared by independent reserve engineers or by the Company or Vitruvian, as applicable, in accordance with Commission guidelines applied on a consistent basis throughout the periods involved, and the Company has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of the Company or Vitruvian, as applicable, as of the dates indicated. Other than the production of the reserves in the ordinary course of business and intervening product price fluctuations as described in the General Disclosure Package, the Company is not aware of any facts or circumstances that would cause a material adverse effect in the reserves or the present value of future net cash flows therefrom as described in the General Disclosure Package.

(s) Authorization of Agreements. This Agreement has been duly authorized, executed and delivered by the Company. The purchase agreement, dated as of December 13, 2016

(the “Acquisition Agreement”), by and among the Company, SCOOP Acquisition Company, LLC and Vitruvian II Woodford, LLC (“Vitruvian”), entered into in connection with the Company’s acquisition of certain assets of Vitruvian (the “Acquisition”), has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles or as may be otherwise limited by the discretion of the court before which any proceeding relating thereto may be brought (regardless of whether enforceability is considered in a proceeding at law or equity), and except as rights to indemnification and contribution may be limited by applicable law and public policy consideration. The Company expects that the Acquisition will be consummated in all material respects on the terms and by the date and as contemplated by the Acquisition Agreement.

(t) Possession of Licenses and Permits. The Company and its subsidiaries possess, and are in compliance with the terms and conditions of, all adequate certificates, authorizations, franchises, licenses and permits issued by appropriate federal, state, local or foreign regulatory bodies (collectively, “Licenses”) necessary to the ownership of their assets or to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to have obtained the same would not cause a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate result in a Material Adverse Effect.

(u) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would result in a Material Adverse Effect.

(v) Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate result in a Material Adverse Effect.

(w) Environmental Laws. Except as disclosed in the General Disclosure Package, the Company and its subsidiaries (i) are and have been in compliance with any and all applicable federal, regional, state and local laws, rules, regulations, ordinances, orders, judgments, settlements, codes and decrees relating to pollution or the protection of human health and safety, natural resources and the environment or imposing legally enforceable standards of conduct concerning any Hazardous Materials (as hereinafter defined) (“Environmental Laws”); (ii) have obtained and are in compliance with all permits, licenses, registrations, authorizations, exemptions, waivers and other approvals (“Permits”) required of them under applicable Environmental Laws to conduct their respective operations as they are currently being conducted; (iii) have neither received notice nor knowledge of any actual or potential liability under any Environmental Law (“Notice”) including, without limitation, any liability arising out of or in connection with the generation, use, manufacture, refinement, storage, treatment, handling, transportation, disposal, release, or remediation of any Hazardous Materials by the Company or any of its subsidiaries or, to the knowledge of the Company, any of its predecessors in interest and

(iv) is not a party to or affected by any pending or, to the knowledge of the Company, threatened action, suit or proceeding alleging that the Company or any of its subsidiaries is in violation of or otherwise liable under any Environmental Law, except where such non-compliance with Environmental Laws, such failure to obtain and comply with Permits, such Notice, or such involvement in or affect by such action, suit or proceeding would not, individually or in the aggregate, have a Material Adverse Effect. The term “Hazardous Materials” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “solid waste” or “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum hydrocarbons, petroleum products, natural gas or oil, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. Neither the Company nor any of its subsidiaries has been notified that any of them is currently named as “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(x) Accurate Disclosure; Exhibits. The statements in the General Disclosure Package and the Final Prospectus under the headings “Material U.S. Federal Income Tax and Estate Tax Considerations for Non-U.S. Holders” and “Description of Capital Stock,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries, in all material respects, of such legal matters, agreements, documents or proceedings and present the information required to be shown. There are no contracts or documents which are required to be described in the Registration Statement or the General Disclosure Package pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K or incorporated by reference therein which have not been so described, filed or incorporated as required, except for such exhibits as would not reasonably be expected to result in a Material Adverse Effect.

(y) Absence of Manipulation. The Company has not either alone or with one or more other persons taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities. The Company acknowledges that the Underwriters may engage in passive market making transactions in the Offered Securities on The NASDAQ Global Select Market in accordance with Regulation M.

(z) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(aa) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, and upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would result in a Material Adverse Effect.

(bb) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer or Chief Financial Officer that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and the Company’s independent auditors have not recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s consolidated financial statements for any annual or interim period during the current or prior three fiscal years or (iii) any Internal Control Event.

(cc) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including to the Company’s knowledge any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries, any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate result in a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(dd) Financial Statements; Auditor Independence. The consolidated financial statements included or incorporated by reference in the Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of (i) the Company and its consolidated subsidiaries, in the case of financial statements of the Company and its consolidated subsidiaries and (ii), to the Company’s knowledge, Vitruvian, in the case of financial statements of Vitruvian, in each case, as of and at the dates shown, and the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of each of the Company and its consolidated subsidiaries, and Vitruvian, for the periods shown, and such financial statements of the Company and, to the Company’s knowledge, Vitruvian, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The other financial and statistical data included or incorporated by reference in the Registration Statement and the General Disclosure Package are fairly presented in all material respects and prepared on a basis consistent with the financial statements presented therein and the books and records of the Company. The unaudited pro forma combined financial information and the related notes thereto with respect to Vitruvian included or incorporated by reference in the Registration Statement and the General Disclosure Package are fairly presented in all material respects and prepared on the bases described therein, have been prepared in accordance with Article 11 of Regulation S-X, and the Company believes the assumptions underlying such unaudited pro forma combined financial information, as set forth therein, are reasonable. The Company and its consolidated subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement or the General Disclosure Package. There are no financial statements that are required to be included in the Registration Statement or the General Disclosure Package that are not included as required. Grant Thornton LLP, who has certified the consolidated financial statements of the Company included or incorporated by reference in the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company within the applicable rules and regulations adopted by the Commission and the PCAOB and as required by the Act and the Exchange Act. PricewaterhouseCoopers LLP has certified the consolidated financial statements of Vitruvian included or incorporated by reference in the General Disclosure Package and the Final Prospectus.

(ee) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries, (iv) there has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company, other than transactions in the ordinary course of business and changes and transactions described in the Registration Statement, the General Disclosure Package and the Final Prospectus and (v) there has not been any obligation, direct or contingent, which is material to the Company taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business.

(ff) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(gg) Ratings. No “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company in writing that it is considering any of the actions described in Section 7(c)(ii) hereof.

(hh) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are adequate for the conduct of their business. All such policies of insurance insuring the Company and its subsidiaries are in full force and effect and neither the Company nor any of its subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(ii) Taxes. The Company and its subsidiaries have filed on a timely basis all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not cause a Material Adverse Effect) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against it to the extent due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not cause a Material Adverse Effect.

(jj) Absence of Relationships. No relationship, direct or indirect, exists between or among the Company or its subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its subsidiaries on the other hand, which is required to be described or incorporated by reference in the General Disclosure Package and which is not so described or incorporated therein. The Final Prospectus contains in all material respects the same description of the matters set forth in the preceding sentence contained in the General Disclosure Package.

(kk) No Unlawful Payments. To the best of knowledge of the Company or any director or executive officer of the Company, neither the Company or any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ll) ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company or any of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any of its subsidiaries maintain or are required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or any of its subsidiaries are in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not cause a Material Adverse Effect; and neither the Company nor any of its subsidiaries have incurred or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

(mm) Anti-Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(nn) Compliance with OFAC. None of the Company, any of its subsidiaries or any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(oo) Independent Reserve Engineers. Netherland, Sewell and Associates, Inc., who have certified the reserve information of each of the Company and its consolidated subsidiaries and Vitruvian, are independent reserve engineers with respect to each of the Company and Vitruvian in accordance with guidelines established by the Commission.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $20.96250 per share, the respective number of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by a wire transfer to an account at a bank specified by the Company (and acceptable to the Representatives) drawn to the order of the Company, at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019, at 10:00 A.M., New York time, on December 21, 2016, or at such other time not later than seven full business days thereafter as shall be agreed upon by the Company and the Representatives, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Firm Securities will be made through the facilities of the DTC unless the Representatives shall otherwise instruct.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. Such notice shall set forth (i) the aggregate number of Optional Shares to be sold by the Company as to which the Underwriters are exercising the option and (ii) the time, date and place at which the Optional Shares will be delivered (each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date) (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”). The Company agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each Optional Closing Date shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased by the Underwriters to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price for such Optional Securities by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank specified by the Company (and acceptable to the Representatives) drawn to the order of the Company, at the above office of Cravath, Swaine & Moore LLP. Delivery of the Optional Securities will be made through the facilities of the DTC unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions as designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities by the Underwriters, provided that the Company will not be required to qualify as a foreign corporation or file a general consent to service of process or take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or required to file such a consent or is not subject to taxation.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish, upon request, to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives and, upon request, to each of the other Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to the Company’s stockholders and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or blue sky laws, and, if requested by the Underwriters, preparing and printing a blue sky survey or memorandum, and any other supplements thereto, (ii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters, in connection with FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, to the extent applicable to the offering and distribution of the Offered Securities, (iii) costs and expenses of the Company’s officers and employees and any other expenses of the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, room rentals, any travel expenses of the Company’s officers and employees and any other expenses of the Company, (iv) fees and expenses incident to listing the Offered Securities on The NASDAQ Global Select Market, (v) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters, (vi) expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (vii) all other fees, costs and expenses referred to in Item 14 of part II of the Registration Statement. The Underwriters shall pay their own costs and expenses, including the fees and disbursements of their counsel, except as provided in this Agreement.

(i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that could reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”); provided that the foregoing restrictions shall not apply to (x) the filing of any registration statement contemplated by Section 2(c)(iii) of this Agreement, (y) the offer and sale of the Offered Securities by the Company pursuant to this Agreement and (z) grants of employee stock options, restricted stock or any other equity awards pursuant to the terms of a plan in effect on the date hereof and described in the General Disclosure Package or upon the exercise of any stock options or warrants, or vesting of restricted stock, in each case outstanding on the date hereof and described in the General Disclosure Package. The initial Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that Credit Suisse consents to in writing.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the

Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof concerning the financial information with respect to the Company and Vitruvian, as applicable, set forth or incorporated by reference in the General Disclosure Package and each Closing Date concerning the financial information with respect to (i) the Company set forth or incorporated by reference in the Final Prospectus, of Grant Thornton LLP and (ii) Vitruvian set forth or incorporated by reference in the Final Prospectus, of PricewaterhouseCoopers LLP, each confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws with respect to the Company or Vitruvian, as applicable, in the form of Schedule C-1 and C-2 hereto, respectively (except that, in any letter dated on any Closing Date, the specified date referred to in each of Schedule C-1 and Schedule C-2 hereto shall be a date no more than three days prior to such Closing Date).

(b) Reserve Engineers’ Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, from Netherland, Sewell & Associates, Inc. stating the conclusions and findings of such firm with respect to certain of the oil and natural gas reserves of each of the Company and Vitruvian, and certain other related information contained in the General Disclosure Package and the Final Prospectus, as applicable, in each case, in the form attached hereto as Schedule D-1 and D-2, respectively.

(c) Chief Reserve Engineer Certificate. The Representatives shall have received a certificate dated, respectively, the date hereof and each Closing Date, from Steven R. Baldwin, the Company’s chief reserve engineer, certifying as to the Company’s internal reserve report for the year ended December 31, 2015 and in the form of Schedule E hereto.

(d) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(e) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on The NASDAQ Global Select Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(f) Opinions of Counsel for Company. The Representatives shall have received an opinion or opinions, dated each Closing Date, of Akin, Gump, Strauss, Hauer & Feld LLP, counsel for the Company, as to the matters and in the form set forth in Schedule F.

(g) Opinion of Counsel for Underwriters. The Representatives shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated each Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(h) Officer’s Certificate. The Representatives shall have received a certificate, dated each Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that the representations and warranties of the Company set forth in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, that no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(i) Lock-Up Agreements. On or prior to the date hereof, Credit Suisse shall have received lock-up letters substantially in the form attached hereto as Schedule G (“Lock-Up Agreement”) and reasonably satisfactory to Credit Suisse from each of the executive officers and directors of the Company.

(j) Chief Financial Officer Certificate. The Representatives shall have received a certificate dated, respectively, the date hereof and the Closing Date, from Aaron Gaydosik, the Company’s Chief Financial Officer, certifying as to the matters set forth therein and in a form reasonably satisfactory to the Representatives and attached hereto as Schedule H.

Documents described as being “in the agreed form” are documents which are in the forms which have been initialed for the purpose of identification by Cravath, Swaine & Moore LLP, copies of which are held by the Company and the Representatives, with such changes as the Representatives may approve.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. the Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents and its affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or preparing against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the fourth paragraph, the lock-up release provisions appearing in the ninth paragraph and information with respect to stabilization transactions appearing in the twelfth paragraph and the disclosure appearing in the fifteenth paragraph, in each case under the caption “Underwriting”.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and will be mailed, hand delivered or telecopied and confirmed to the parties thereto as follows:

If to the Underwriters:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

Attention: LCD-IBD

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, N.Y. 10036

Attention: Syndicate Department

with a copy to ECM Legal

If to the Company:

Gulfport Energy Corporation

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

Attention: Michael G. Moore

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Facsimile: (214) 969-4343

Attention: Seth R. Molay, P.C.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Underwriters have been retained solely to act as an underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Underwriters have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Underwriters, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Underwriters and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
	Name:	Michael G. Moore
	Title:	Chief Executive Officer and President

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Ricardo Concha
	Name:	Ricardo Concha
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Bruce Hutchinson
	Name:	Bruce Hutchinson
	Title:	Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters

[Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	10,222,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,900,000
Barclays Capital Inc.	1,595,000
KeyBanc Capital Markets Inc.	1,595,000
Morgan Stanley & Co. LLC	1,595,000
Scotia Capital (USA) Inc.	1,595,000
Wells Fargo Securities, LLC	1,595,000
Capital One Securities, Inc.	435,000
Deutsche Bank Securities Inc.	435,000
Johnson Rice & Company, L.L.C.	435,000
Piper Jaffray & Co.	435,000
SunTrust Robinson Humphrey, Inc.	435,000
Tudor, Pickering, Holt & Co. Securities, Inc.	435,000
Wunderlich Securities, Inc.	435,000
Canaccord Genuity Inc.	362,500
Seaport Global Securities LLC	362,500
Goldman, Sachs & Co.	362,500
Guggenheim Securities, LLC	362,500
Heikkinen Energy Securities, L.L.C.	362,500
IBERIA Capital Partners L.L.C.	362,500
Jefferies LLC	362,500
J.P. Morgan Securities LLC	362,500
Mizuho Securities USA Inc.	362,500
Stifel, Nicolaus & Company, Inc.	362,500
USCA Securities LLC	362,500
Coker & Palmer, Inc.	290,000
Tuohy Brothers Investment Research, Inc.	290,000
The Williams Capital Group, L.P.	290,000

Total	29,000,000

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

None.

2.	Other Information Included in the General Disclosure Package

Public Offering Price per Share: $21.50

SCHEDULE C-1

[Form of Auditor Comfort Letter]

SCHEDULE C-2

[Form of Auditor Comfort Letter]

SCHEDULE D-1

[Form of Reserve Engineer Comfort Letter]

SCHEDULE D-2

[Form of Reserve Engineer Comfort Letter]

SCHEDULE E

Gulfport Energy Corporation

CHIEF RESERVE ENGINEER CERTIFICATE

Capitalized terms used but not defined in this certificate have the meaning ascribed to them in the Underwriting Agreement, dated December 15, 2016, between the Gulfport Energy Corporation, a Delaware corporation (the “Company”) and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Representatives of the several Underwriters named in Schedule A thereto (the “Underwriting Agreement”). This certificate is being delivered pursuant to the terms of the Underwriting Agreement.

In connection with the public offering of shares of common stock of the Company, and to assist the Underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of Securities, I, Steven R. Baldwin, Vice President of Reservoir Engineering of the Company, do hereby certify as follows:

1. As Vice President of Reservoir Engineering of the Company, for each of the years ended December 31, 2013, 2014 and 2015, I have had primary supervisory responsibility for the preparation of internal reports (collectively the “Reports”) of the estimates of proved reserves and related future net revenues, to the Company’s interest, for each of (i) the Company’s interest in the Bakken Play and (ii) certain other minor interests in various states.

2. I am familiar with the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Securities and Exchange Commission (the “SEC”), as in effect at each of the year ends of the respective reports.

3. The estimates of the Company’s proved reserves contained in each of the Reports, and the computations made in connection therewith, were made in accordance with the provisions of Rule 4-10 of Regulation S-X promulgated by the SEC and have been prepared in a manner consistent and in compliance with such other published interpretations and criteria pertaining to the estimation of proved oil and gas reserves and related future net revenues promulgated by the SEC, as such Rule was in effect and as such interpretations and criteria were published as of the year end date to which the Report relates.

4. The engineering estimates were based on the latest production data available at the time of the estimates, usually through November or December of the year end to which the Report relates. As of the date of this letter, no additional information has been brought to my attention which would lead me to believe that there would be a material downward change in the estimated proved reserves at December 31, 2015 attributable to the Company’s interests other than as a result of pricing changes and production since December 31, 2015.

5. I have reviewed the circled reserve information related to certain of the Company’s proved reserves derived from the Reports on pages attached hereto as Exhibit A from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Exhibit 99.1 thereto and from a spreadsheet reconciling such information contained in the Form 10-K and Exhibit 99.1 thereto with the Company’s proved reserves contained in the Reports. I confirm that such circled information has been accurately derived from the Reports.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this certificate.

Dated:             , 2016

Name:	Steve R. Baldwin
Title:	VP of Reservoir Engineering of Gulfport Energy Corporation

[Signature Page to Chief Reserve Engineer Certificate to the Underwriting Agreement]

SCHEDULE F

Form of Akin Gump Strauss Hauer & Feld LLP Opinion

1.	The Company is a corporation that is validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and the Company is duly qualified and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2 hereto.

2.	The Company has the corporate power and authority to own, lease, hold and operate its properties and to conduct the business in which it is engaged as described in the Registration Statement, the Final Prospectus and the General Disclosure Package.

3.	The Company (a) has the corporate power to execute, deliver and perform the Underwriting Agreement, (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Underwriting Agreement and (c) has duly executed and delivered the Underwriting Agreement.

4.	The execution and delivery by the Company of the Underwriting Agreement do not, and the performance by it of its obligations thereunder will not, (i) whether with or without the giving of notice or passage of time or both, constitute a breach of, or default or Debt Repayment Triggering Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument filed as an exhibit to the Registration Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or any of the Company’s subsequent Current Reports on Form 8-K and, in each case, to which the Company is a party or by which it is bound, or to which any of the assets, properties or operations of the Company is subject (collectively, the “Reviewed Agreements”), (ii) result in a violation by the Company of the Certificate of Incorporation or the Bylaws, (iii) result in the violation by the Company of any statute, rule or regulation that is an Included Law (as defined below), or (iv) result in any violation by the Company of any order, writ, judgment or decree of any governmental authority identified in Schedule 3 hereto.

5.	No consent, authorization, approval or other action by, and no notice to or registration or filing with, any United States Federal or state governmental authority or regulatory body, or any third party that is a party to any Reviewed Agreement, is required under any Included Law for the due execution, delivery or performance by the Company of the Underwriting Agreement, except as have been obtained or made.

6.	The Company is not, and as a result of the transactions contemplated by the Underwriting Agreement (including the receipt of proceeds from the offering contemplated therein and the application of the proceeds therefrom as described in the Final Prospectus) will not be, required to register as an investment company under the Investment Company Act of 1940, as amended.

7.	The Offered Securities have been duly authorized by the Company and, when issued and delivered as provided in the Underwriting Agreement, the Offered Securities will be validly issued, fully paid and non-assessable and the issuance of the Offered Securities will not, as of the date hereof, be subject to preemptive rights pursuant to the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation, the By-Laws or any Reviewed Agreement.

8.	The authorized equity capitalization as set forth in the Certificate of Incorporation consists of 200,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.

9.	The Offered Securities conform in all material respects to the description thereof set forth in the Registration Statement, the General Disclosure Package and the Final Prospectus.

10.	The Registration Statement became automatically effective under the Act on December 14, 2016 and the Final Prospectus was filed with the Commission on [●], 2016 in accordance with Rule 424(b) under the Act. To our knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending before or contemplated by the Commission.

11.	The statements in the Final Prospectus and the General Disclosure Package under the caption “Description of Capital Stock,” insofar as such statements purport to be summaries of the documents referred to therein, matters of law under Included Laws or legal proceedings, constitute fair summaries in all material respects, subject to the qualifications and assumptions stated therein.

12.	The statements made in the General Disclosure Package and the Final Prospectus under the caption “Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders,” insofar as they purport to be summaries of the terms of statutes, rules or regulations, in each case that constitute Included Laws, constitute fair summaries of the terms of such statutes, rules or regulations in all material respects, subject to the qualifications and assumptions stated therein.

13.	To our knowledge, no holder of any security of the Company has any right to require registration of shares of Common Stock or any other security of the Company in the Registration Statement.

Negative Assurance

Because the primary purpose of such counsel’s professional engagement was not to establish or confirm factual matters or financial, accounting, statistical or reserve information, and because many determinations involved in the preparation of the Registration Statement, the General Disclosure Package or the Final Prospectus are of a wholly or partially non-legal character, except to the extent expressly set forth in paragraphs 9, 11 and 12 of this letter, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus and such counsel makes no representation that it has independently verified the accuracy, completeness or fairness of such statements.

However, in the course of our acting as special counsel to the Company in connection with its preparation of the Registration Statement, the General Disclosure Package and the Final Prospectus, prior to the filing of the Registration Statement, the Preliminary Prospectus and the Final Prospectus, such counsel has reviewed each such document and participated in conferences and telephone conversations with representatives of the Company, the internal reserve engineer of the Company, representatives of the independent public accountants for the Company, representatives of the independent petroleum engineers of the Company, representatives of the Underwriters and representatives of the Underwriters’ counsel, during which conferences and conversations the contents of the Registration Statement, the General Disclosure Package and the Final Prospectus and related matters were discussed, and such counsel reviewed certain corporate records and documents furnished to such counsel by the Company and certain documents publicly filed by the Company with the Commission.

Subject to the foregoing, such counsel confirms to you that, on the basis of the information we gained in the course of performing the services referred to above:

(a)	Each of the Registration Statement, the General Disclosure Package and the Final Prospectus, and each amendment or supplement thereto, in each case as of its respective effective or issue date appeared on its face, as supplemented or amended, to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations thereunder, except that (i) we express no view as to the financial statements and related notes and schedules or other financial data, accounting data or reports on the effectiveness of internal control over financial reporting; oil and gas reserves; or statistical data derived from such financial data or oil and gas reserves and related future net cash flows contained or incorporated by reference in or omitted from the Registration Statement, the Final Prospectus or the General Disclosure Package and (ii) we express no view as to the anti-fraud provisions of the U.S. Federal securities Laws and the rules and regulations promulgated under such provisions; and

(b)	No facts have come to our attention that cause us to believe that:

(i)	the Registration Statement, as of its most recent effective date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(ii)	the General Disclosure Package, as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(iii)	the Final Prospectus, as of its date and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in the case of each of clauses (i) – (iii) above, such counsel does not express any view as to the financial statements and related notes and schedules or other financial data, accounting data or reports on the effectiveness of internal control over financial reporting; oil and gas reserves; or statistical data derived from such financial data or oil and gas reserves and related future net cash flows contained in or incorporated by reference in or omitted from the Registration Statement, the Final Prospectus or the General Disclosure Package.

Included Laws

We express no opinion as to the laws of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, statutes, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of (i) the DGCL, (ii) the Federal securities Laws of the United States of America, (iii) solely with respect to the opinion expressed in paragraph 4 of this letter, the Laws of the State of Texas and (iv) solely with respect to the opinion expressed in paragraph 12 of this letter, the Federal tax Laws of the United States of America. For purposes of this letter, the term “Included Laws” means the items described in clauses (i), (ii), (iii) and (iv) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Underwriting Agreement. The term Included Laws specifically excludes (a) Laws of any counties, cities, towns, municipalities and special political subdivisions, or foreign governments and, in each case, any agencies thereof, (b) zoning, land use, building and construction Laws, (c) Federal Reserve Board margin regulations, (d) any antifraud, environmental, labor, pension, employee benefit, antiterrorism, money laundering, insurance, antitrust or intellectual property Laws, (e) except to the extent set forth in paragraphs 6 and 10 of this letter, securities Laws, (f) except to the extent set forth in paragraph 12 of this letter, tax Laws and (g) Laws relating to the regulation of the conduct of the business of the Company, including, without limitation, the business of oil and natural gas exploration and production companies.

SCHEDULE G

December [    ], 2016

Credit Suisse Securities (USA) LLC (“Credit Suisse”)

As Representative (the “Representative”) of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $0.01 per share (the “Securities”), of Gulfport Energy Corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. Further, this Lock-Up Agreement shall not apply to any transfer(s) of Securities by or on behalf of the undersigned (i) as a bona fide gift or gifts, (ii) to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or its family member, (iii) by testate or intestate succession or (iv) if the undersigned is an entity, to the limited partners, members or stockholders as part of a distribution, or to any corporation, partnership or other business that is its affiliate; provided, in each case, that, each donee, distributee or transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such donation, distribution or transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, distributor, distributee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5). Further, this Lock-Up Agreement shall not apply to (i) the registration of the offer and sale of the Securities as contemplated by the Underwriting Agreement, (ii) the entering into a written trading plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that no sales are made pursuant to such trading plan during the Lock-Up Period or (iii) the sale, together with sales by other executive officers or directors of the Company, each signing an agreement substantially similar to this agreement, of up to 500,000 shares of the Securities in the aggregate, as allocated by the Company. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void, and the undersigned shall be released from all obligations under this Lock-Up Agreement, if the Public Offering Date shall not have occurred on or before December 31, 2016, or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for, and delivery of, the Securities. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

Name:
Title:

[Signature Page to the Lock-up Agreement]

SCHEDULE H

CFO CERTIFICATE

December 15, 2016

The undersigned authorized Chief Financial Officer of Gulfport Energy Corporation (the “Company”), pursuant to Section 7(j) of the Underwriting Agreement (the “Underwriting Agreement”) dated as of December 15, 2016, among the Company and the several Underwriters listed on Schedule A thereto (the “Underwriters”) does hereby certify, in his capacity as the authorized Chief Financial Officer of the Company, in the name and on behalf of the Company, based on an examination of the Company’s financial, accounting and corporate records and schedules undertaken by myself and members of my staff who are responsible for the Company’s financial and accounting matters and my participation in the financial and accounting affairs of the Company that:

I, or members of my staff, have prepared the numbers circled on the pages attached hereto as Exhibit A, from the preliminary prospectus supplement, and hereby confirm that, to the best of my knowledge, such amounts were prepared utilizing information derived from the appropriate financial, accounting and corporate records of the Company and its subsidiaries, and that such information is accurate and correct in all material respects and there is no reason to believe any modification should be made to such information.

This certificate is to assist the Underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the public offering of shares of common stock of the Company pursuant to the Underwriting Agreement. Capitalized terms not defined in this certificate have the meaning ascribed to them in the Underwriting Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate.

GULFPORT ENERGY CORPORATION,

By
	Name:	Aaron Gaydosik
	Title:	Chief Financial Officer
Date:

[Signature Page to CFO Certificate]